Exhibit 5.1

April 13, 2023

OS Therapies Incorporated
15825 Shady Grove Road, Suite 135

Rockville, Maryland 20850

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to OS Therapies Incorporated, a Delaware corporation (the “Company”), in connection with (a) the Registration Statement on Form S-1 (No. 333-271034), originally filed on March 31, 2023 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to (i) the offer and sale by the Company of 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), plus an option to purchase from the Company up to 300,000 additional shares of Common Stock to cover over-allotments, if any, (ii) the issuance by the Company to Boustead Securities, LLC, as representative (the “Representative”) of the several underwriters listed in the Underwriting Agreement (as defined below), of warrants (the “Representative’s Warrants”) to purchase up to 161,000 shares (the “Warrant Shares”) of Common Stock, (iii) the issuance by the Company to the Representative of the Warrant Shares upon the exercise of the Representative’s Warrants, and (iv) the offer and sale from time to time by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of 537,098 shares (the “Resale Shares”) of Common Stock to be issued to the Selling Stockholders prior to the effectiveness of the Registration Statement upon the automatic conversion of convertible promissory notes held by such Selling Stockholders, and (b) the Underwriting Agreement between the Company and the Representative relating to the Shares, Representative’s Warrants, Warrant Shares and Resale Shares (the “Underwriting Agreement”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that:

1.	The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, nonassessable and binding obligations of the Company under the laws of the State of Delaware.

April 13, 2023

2.	The Representative’s Warrants have been duly authorized and, when executed and delivered by the Company in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iv) that we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Representative’s Warrants.

3.	The Warrant Shares have been duly authorized and, when issued, delivered and paid for upon valid exercise in accordance with the terms of the Representative’s Warrants, will be validly issued, fully paid, nonassessable and binding obligations of the Company.

4.	The Resale Shares have been duly authorized and, when issued to the Selling Stockholders prior to the effectiveness of the Registration Statement upon the automatic conversion of convertible notes held by such Selling Stockholders, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP